Exhibit 99.1




Gasco
------
Energy

For Release at 10:00 AM EST on Monday, December 6, 2004
                GASCO ENERGY PROVIDES OIL & GAS OPERATIONS UPDATE

DENVER - (PR Newswire) - December 6, 2004 - Gasco Energy, Inc. (AMEX: GSX) today provided an interim oil and gas activities and operational update on its Riverbend Project in Utah's Uinta Basin.

Drilling Activity
Gasco is currently drilling its tenth and eleventh wells of the fiscal year. At the beginning of December, the Company was at total depth and preparing to log the Federal 22-30-10-18. This well will test the Mesaverde and Blackhawk formations. In addition, Gasco continues drilling operations on the Federal 43-30-9-19, a Wasatch, Mesaverde and Blackhawk test in the Riverbend area.

The 43-30 is the first well in the second bundle under the Joint Value Enhancement Agreement (JVEA). The JVEA is an agreement among a subsidiary of Gasco and a group of industry service providers that contemplates the development of up to 50 wells in Gasco's Riverbend Project located in Utah's Uinta Basin. The wells are expected to be developed in 10-well bundles to be approved by the parties on an ongoing basis. Pursuant to the terms of the JVEA, Gasco is expected to fund 30% of the development costs of each well drilled, a third party capital provider is expected to fund 25% of such costs and the service providers are expected to provide the remainder of required costs in the form of drilling and completion services, up to a maximum of $13.5 million in services for a given bundle. Gasco's interest in the production from each 10-well bundle of wells, net of royalties, taxes and lease operating expenses, is estimated to equal the proportion of the total well costs that it funds

The Company recently entered into a contract for a third Nabors drilling rig which is expected to spud the Federal 31-21-9-19 (Gasco 75% minimum working interest) during December 2004. The rig will be moving from Wyoming where it was recently drilling on the Pinedale Anticline. The Federal 31-21 is located in Gasco's Riverbend Area and will test the Wasatch, Mesaverde and the Blackhawk formations.

Completion Activity
At the end of November one well was undergoing completion operations and is currently flowing back frac fluid.

Riverbend Gas Gathering System
During the month of November Gasco completed the installation of compression on the Riverbend Area system. This brings the total horsepower to 1180 and the capacity to 11 million cubic feet per day (MMcfd). Gasco also installed 300 horsepower of compression in the Wilkin Ridge area, allowing for 3 MMcfd of capacity.

Production
Cumulative monthly production for November 2004 was 166.8 million cubic feet equivalent (MMcfe) gross, or 41.5 MMcfe net. This is a 26.1% increase from October cumulative gross production of 132.3 MMcfe and a 17.9% increase from October net production of 35.2 MMcfe. Production increases are attributed to adding new wells, well workovers, and the completion of the Riverbend gathering system expansion.


Management Comment
Commenting  on the Riverbend  Project,  Gasco CEO and  President,  Mark Erickson
said:  "We  are  pleased  to  report  incremental   month-over-month  production
increases. Our commitment to the Uinta Basin is evidenced by our focus on driving down costs while improving efficiencies and economies of scale. This month's anticipated addition of a third rig should provide further improvements in production rates and in drilling time and cost reductions as we continue to get better at exploiting our Uinta Basin leasehold. The additional rig will drill for a higher working interest net to Gasco as compared to the other two rigs currently working for Gasco"

Institutional Investor Conference
Gasco Energy President and CEO, Mark Erickson will present at the First Albany Capital Growth Conference in New York on Wednesday, December 8, 2004. Slides from Mr. Erickson's presentation will be available at www.gascoenergy.com. You may also access the slides by visiting the conference site at http://w.on24.com/r.htm?e=9725&s=1&k=9832287946ACC550F70AD3FA5E77BA6


About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and controls acreage in the Greater Green River Basin of Wyoming. To learn more, visit www.gascoenergy.com.

Forward-looking statements
Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding the Company's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of the Company, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those the Company expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; and other risks described under "Risk Factors" in
Item 8.01 of the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 14, 2004.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

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